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                                                                  Exhibit 23.2.3

                              ACCOUNTANTS' CONSENT

The Board of Directors
Orbital Sciences Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-84296, 33-62277, 33-64517, 333-53585, 333-69887, 333-69885,
and 333-27999) of Orbital Sciences Corporation and subsidiaries of our report dated January 22, 1999, except as to the second paragraph of Note 4 which is as of March 23, 2000, relating to the consolidated statements of operations, stockholders' equity, and cash flows, of Orbital Imaging Corporation and subsidiaries for the year ended December 31, 1998, which report appears in the December 31, 2000 annual report on Form 10-K/A of Orbital Sciences Corporation.



                                                                        KPMG LLP

Washington, DC
August 30, 2001



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